SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

        INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                             (Amendment No._______)*


                                ImageX.com, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   45244D 10 2
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 1999
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ]  Rule 13d-1(b)

     [ ]  Rule 13d-1(c)

     [X]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                         (Continued on following pages)

                               Page 1 of 12 Pages
                            Exhibit Index on page 11

------------------------                                ------------------------
CUSIP NO. 452 44D 102                 13 G                  Page 2 of 12 Pages
------------------------                                ------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON

     See Item 2 for identification of General Partner
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
            Vanguard V, L.P. ("Vanguard V")
            Tax ID Number:    77-0411909
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a) [ ]  (b) [X]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------------------------------------------------------------------
             NUMBER OF                  5    SOLE VOTING POWER
              SHARES
           BENEFICIALLY                      889,412    shares,    except   that
           OWNED BY EACH                     Vanguard  V Venture  Partners,  LLC
             REPORTING                       ("VVVP"),  the  general  partner of
              PERSON                         Vanguard  V, may be  deemed to have
               WITH                          sole  power to vote  these  shares,
                                             and Gill, Myers and Higgerson,  the
                                             members  of VVVP,  may be deemed to
                                             have  shared  power  to vote  these
                                             shares.
                                     -------------------------------------------
                                        6    SHARED VOTING POWER

                                             See response to row 5.
                                     -------------------------------------------
                                        7    SOLE DISPOSITIVE POWER

                                             889,412    shares,    except   that
                                             Vanguard  V Venture  Partners,  LLC
                                             ("VVVP"),  the  general  partner of
                                             Vanguard  V, may be  deemed to have
                                             sole  power  to  dispose  of  these
                                             shares,   and   Gill,   Myers   and
                                             Higgerson, the members of VVVP, may
                                             be deemed to have  shared  power to
                                             dispose of these shares.
                                     -------------------------------------------
                                        8    SHARED DISPOSITIVE POWER

                                             See response to row 7.
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON                                      889,412

--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES*                              [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9       5.3%

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*                             PN

--------------------------------------------------------------------------------

------------------------                                ------------------------
CUSIP NO. 452 44D 102                 13 G                  Page 3 of 12 Pages
------------------------                                ------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON

     See Item 2 for identification of General Partner
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
            Vanguard V Venture Partners, LLC ("VVVP")
            Tax ID Number:    77-0445520
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a) [ ]  (b) [X]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------------------------------------------------------------------
             NUMBER OF                  5    SOLE VOTING POWER
              SHARES
           BENEFICIALLY                      889,412  shares,  all of which  are
           OWNED BY EACH                     directly owned by Vanguard V. VVVP,
             REPORTING                       the general  partner of Vanguard V,
              PERSON                         may be deemed to have sole power to
               WITH                          vote these shares.  Gill, Myers and
                                             Higgerson, the members of VVVP, may
                                             be deemed to have  shared  power to
                                             vote these shares.
                                     -------------------------------------------
                                        6    SHARED VOTING POWER

                                             See response to row 5.
                                     -------------------------------------------
                                        7    SOLE DISPOSITIVE POWER

                                             889,412  shares,  all of which  are
                                             directly owned by Vanguard V. VVVP,
                                             the general  partner of Vanguard V,
                                             may be deemed to have sole power to
                                             dispose  of  these  shares.   Gill,
                                             Myers and Higgerson, the members of
                                             VVVP,  may be deemed to have shared
                                             power to dispose of these shares.
                                     -------------------------------------------
                                        8    SHARED DISPOSITIVE POWER

                                             See response to row 7.
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON                                      889,412

--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES*                              [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9       5.3%

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*                             OO

--------------------------------------------------------------------------------

------------------------                                ------------------------
CUSIP NO. 452 44D 102                 13 G                  Page 4 of 12 Pages
------------------------                                ------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
            Jack M. Gill ("Gill")
            Tax ID Number:
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a) [ ]  (b) [X]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

            U.S. Citizen
--------------------------------------------------------------------------------
             NUMBER OF                  5    SOLE VOTING POWER
              SHARES
           BENEFICIALLY                      0 shares
           OWNED BY EACH
             REPORTING
              PERSON
               WITH
                                     -------------------------------------------
                                        6    SHARED VOTING POWER

                                             889,412  shares,  all of which  are
                                             directly  owned by Vanguard V. Gill
                                             is a member  of VVVP,  the  general
                                             partner of  Vanguard  V, and may be
                                             deemed to have shared power to vote
                                             these shares.
                                     -------------------------------------------
                                        7    SOLE DISPOSITIVE POWER

                                             0 shares
                                     -------------------------------------------
                                        8    SHARED DISPOSITIVE POWER

                                             889,412  shares,  all of which  are
                                             directly  owned by Vanguard V. Gill
                                             is a member  of VVVP,  the  general
                                             partner of  Vanguard  V, and may be
                                             deemed  to  have  shared  power  to
                                             dispose of these shares.
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON                                      889,412

--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES*                              [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9       5.3%

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*                             IN

--------------------------------------------------------------------------------

------------------------                                ------------------------
CUSIP NO. 452 44D 102                 13 G                  Page 5 of 12 Pages
------------------------                                ------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
            Curtis K. Myers ("Myers")
            Tax ID Number:
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a) [ ]  (b) [X]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

            U.S. Citizen
--------------------------------------------------------------------------------
             NUMBER OF                  5    SOLE VOTING POWER
              SHARES
           BENEFICIALLY                      0 shares
           OWNED BY EACH
             REPORTING
              PERSON
               WITH
                                     -------------------------------------------
                                        6    SHARED VOTING POWER

                                             889,412  shares,  all of which  are
                                             directly owned by Vanguard V. Myers
                                             is a member  of VVVP,  the  general
                                             partner of  Vanguard  V, and may be
                                             deemed to have shared power to vote
                                             these shares.
                                     -------------------------------------------
                                        7    SOLE DISPOSITIVE POWER

                                             0 shares
                                     -------------------------------------------
                                        8    SHARED DISPOSITIVE POWER

                                             889,412  shares,  all of which  are
                                             directly owned by Vanguard V. Myers
                                             is a member  of VVVP,  the  general
                                             partner of  Vanguard  V, and may be
                                             deemed  to  have  shared  power  to
                                             dispose of these shares.
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON                                      889,412

--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES*                              [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9       5.3%

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*                             IN

--------------------------------------------------------------------------------

------------------------                                ------------------------
CUSIP NO. 452 44D 102                 13 G                  Page 6 of 12 Pages
------------------------                                ------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
            Clifford H. Higgerson ("Higgerson")
            Tax ID Number:
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a) [ ]  (b) [X]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

            U.S. Citizen
--------------------------------------------------------------------------------
             NUMBER OF                  5    SOLE VOTING POWER
              SHARES
           BENEFICIALLY                      0 shares
           OWNED BY EACH
             REPORTING
              PERSON
               WITH
                                     -------------------------------------------
                                        6    SHARED VOTING POWER

                                             889,412  shares,  all of which  are
                                             directly   owned  by   Vanguard  V.
                                             Higgerson is a member of VVVP,  the
                                             general  partner of Vanguard V, and
                                             may be deemed to have shared  power
                                             to vote these shares.
                                     -------------------------------------------
                                        7    SOLE DISPOSITIVE POWER

                                             0 shares
                                     -------------------------------------------
                                        8    SHARED DISPOSITIVE POWER

                                             889,412  shares,  all of which  are
                                             directly   owned  by   Vanguard  V.
                                             Higgerson is a member of VVVP,  the
                                             general  partner of Vanguard V, and
                                             may be deemed to have shared  power
                                             to vote these shares.
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON                                      889,412

--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES*                              [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9       5.3%

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*                             IN

--------------------------------------------------------------------------------

------------------------                                ------------------------
CUSIP NO. 452 44D 102                 13 G                  Page 7 of 12 Pages
------------------------                                ------------------------

ITEM 1(a). NAME OF ISSUER:

           ImageX.com, Inc.


ITEM 1(b). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

           10800 NE 8th Street, Suite 200
           Bellevue, WA 98004


ITEM 2(a). NAME OF PERSON FILING:

           This statement is filed by Vanguard V, L.P., a Delaware limited partnership ("Vanguard V"), Vanguard V Venture Partners, LLC, a Delaware limited liability company ("VVVP") and Jack M. Gill ("Gill"), Curtis K. Myers ("Myers"), and Clifford H. Higgerson ("Higgerson"), the members of VVVP. The foregoing entities and individuals are collectively referred to as the "Reporting Persons".

           VVVP is the general partner of Vanguard V, and may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by Vanguard V. Gill, Myers and Higgerson are the members of VVVP, and may be deemed to have shared power to vote and shared power to dispose of the shares of issuer directly owned by VVVP.


ITEM 2(b). ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:

           The address of the principal business office for each of the Reporting Persons is:

           Vanguard Venture Partners
           525 University Avenue, Suite 600
           Palo Alto, California 94301


ITEM 2(c). CITIZENSHIP:

           Vanguard V is a Delaware limited partnership. VVVP is a Delaware limited liability company. Gill, Myers and Higgerson are United States citizens.


ITEM 2(d). TITLE OF CLASS OF SECURITIES:

           Common Stock


ITEM 2(e). CUSIP NUMBER:

           45244D 10 2


ITEM 3.    Not Applicable

------------------------                                ------------------------
CUSIP NO. 452 44D 102                 13 G                  Page 8 of 12 Pages
------------------------                                ------------------------

ITEM 4.    OWNERSHIP:

           The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 1999:

               ITEM 1. (a) Amount beneficially owned:

                  See Row 9 of cover page for each Reporting Person.

               ITEM 2. (b) Percent of Class:

                  See Row 11 of cover page for each Reporting Person.

               ITEM 3. (c) Number of shares as to which such person has:

                           (i) Sole power to vote or to direct the vote: See Row 5 of cover page for each Reporting Person.

                           (ii) Shared power to vote or to direct the vote: See Row 6 of cover page for each Reporting Person.

                           (iii) Sole   power  to   dispose  or  to  direct  the
                                 disposition of: See Row 7 of cover page for each Reporting Person.

                           (iv) Shared power to dispose or to direct the disposition of: See Row 8 of cover page for each Reporting Person.


ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

           Not Applicable.


ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

           Under certain circumstances set forth in the limited partnership agreement of Vanguard V and the limited liability company agreement of VVVP, the general and limited partners, as the case may be, of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

           Not applicable.


ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

           Not applicable.

------------------------                                ------------------------
CUSIP NO. 452 44D 102                 13 G                  Page 9 of 12 Pages
------------------------                                ------------------------

ITEM 9.    NOTICE OF DISSOLUTION OF GROUP:

           Not applicable.


ITEM 10.   CERTIFICATION:

           Not applicable.

------------------------                                ------------------------
CUSIP NO. 452 44D 102                 13 G                 Page 10 of 12 Pages
------------------------                                ------------------------

                                   SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 10, 2000


                                                 VANGUARD V, a Delaware Limited
                                                 Partnership

                                                 By: /s/ Clifford H. Higgerson
                                                     ---------------------------
                                                     Clifford H. Higgerson
                                                     Authorized Signatory


                                                 Vanguard V Venture Partners, a
                                                 Delaware Limited Liability
                                                 Corporation

                                                 By: /s/ Clifford H. Higgerson
                                                     ---------------------------
                                                     Clifford H. Higgerson
                                                     Authorized Signatory


                                                 Jack M. Gill

                                                 By: /s/ Jack M. Gill
                                                     ---------------------------
                                                     Jack M. Gill


                                                 Curtis K. Myers

                                                 By: /s/ Curtis K Myers
                                                     ---------------------------
                                                     Curtis K. Myers


                                                 Clifford H. Higgerson

                                                 By: /s/ Clifford H. Higgerson
                                                     ---------------------------
                                                     Clifford H. Higgerson

------------------------                                ------------------------
CUSIP NO. 452 44D 102                 13 G                 Page 11 of 10 Pages
------------------------                                ------------------------

                                  EXHIBIT INDEX

                                                                   Found on
                                                                 Sequentially
Exhibit                                                          Numbered Page
-------                                                          -------------
Exhibit A:  Agreement of Joint Filing                                 12

                                    EXHIBIT A

                            Agreement of Joint Filing

     The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of ImageX.com, Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

Date: February 10, 2000

February 10, 2000                                VANGUARD V, a Delaware Limited
                                                 Partnership

                                                 By: /s/ Clifford H. Higgerson
                                                     ---------------------------
                                                     Clifford H. Higgerson
                                                     Authorized Signatory


February 10, 2000                                Vanguard V Venture Partners, a
                                                 Delaware Limited Liability
                                                 Corporation

                                                 By: /s/ Clifford H. Higgerson
                                                     ---------------------------
                                                     Clifford H. Higgerson
                                                     Authorized Signatory


February 10, 2000                                Jack M. Gill

                                                 By: /s/ Jack M. Gill
                                                     ---------------------------
                                                     Jack M. Gill


February 10, 2000                                Curtis K. Myers

                                                 By: /s/ Curtis K Myers
                                                     ---------------------------
                                                     Curtis K. Myers


February 10, 2000                                Clifford H. Higgerson

                                                 By: /s/ Clifford H. Higgerson
                                                     ---------------------------
                                                     Clifford H. Higgerson